For Immediate Release

Contact:
Richard J. Gavegnano, Chairman and Chief Executive Officer
(781) 592-2999

January 23, 2008

                   MERIDIAN INTERSTATE BANCORP, INC. ANNOUNCES
                          COMPLETION OF STOCK OFFERING

East Boston, Massachusetts, January 23, 2008 - Meridian Interstate Bancorp, Inc., the holding company for East Boston Savings Bank, announced that it completed its minority stock offering on January 22, 2008. Shares of Meridian Interstate Bancorp are expected to begin trading on Wednesday, January 23, 2008 on the NASDAQ Global Select Market under the symbol "EBSB."

The offering closed at the midpoint of the stock offering range. As a result, Meridian Interstate Bancorp has 23,000,000 shares outstanding, including 10,050,000 shares of common stock sold in the subscription, community and syndicated community offerings (including shares sold to the employee stock ownership plan) at a price of $10.00 per share, 300,000 shares contributed to the Meridian Charitable Foundation, Inc. and 12,650,000 shares issued to East Boston Savings Bank's mutual holding company parent, Meridian Financial Services, Incorporated.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to Meridian Interstate Bancorp in connection with the offering. Muldoon Murphy & Aguggia LLP served as legal counsel to Meridian Interstate Bancorp. Silver Freedman & Taff, LLP served as legal counsel to Keefe, Bruyette & Woods, Inc.

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank, a Massachusetts chartered stock savings bank headquartered in East Boston, Massachusetts that had $938 million in assets at September 30, 2007. East Boston Savings Bank operates from 11 full-service locations and one loan center in the greater Boston metropolitan area.

This press release contains certain forward-looking statements about the stock issuance of Meridian Interstate Bancorp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank, and changes in the securities markets. Except as required by law, Meridian Interstate Bancorp does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

The shares of common stock offered by Meridian Interstate Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.